EXHIBIT 11
Boise Cascade Corporation
Computation of Per Share Earnings

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                                                        Three Months Ended
                                                             March 31
                                                      _______________________
                                                         1999          1998
                                                      _________     _________
                                                      (expressed in thousands,
                                                      except per share amounts)
Net income (loss) as reported, before cumulative
 effect of accounting change                          $  16,153     $    (450)
  Preferred dividends                                    (3,490)       (5,061)
  Excess of Series F Preferred Stock redemption
    price over carrying value                               -          (3,958)
                                                      _________     _________
Basic income (loss) before cumulative effect of
 accounting change                                       12,663        (9,469)
Cumulative effect of accounting change                      -          (8,590)
                                                      _________     _________
  Basic income (loss)                                 $  12,663     $ (18,059)
                                                      =========     =========
Basic income (loss) before cumulative effect of
 accounting change                                    $  12,663     $  (9,469)
  Preferred dividends eliminated                          3,490         3,620
  Supplemental ESOP contribution                         (2,983)       (3,094)
                                                      _________     _________
Diluted income (loss) before cumulative effect of
 accounting change                                       13,170        (8,943)
Cumulative effect of accounting change                      -          (8,590)
                                                      _________     _________
Diluted income (loss)                                 $  13,170     $ (17,533)
                                                      =========     =========
Average shares outstanding used to determine
 basic income (loss) per common share                    56,369        56,242
  Stock options, net                                        235           242
  Series D convertible preferred stock                    4,276         4,461
                                                      _________     _________
Average shares used to determine diluted
 income (loss) per common share                          60,880        60,945
                                                      =========     =========
Net income (loss) per common share
  Basic income (loss) before cumulative affect of
   accounting change                                     $  .23        $ (.17)
  Cumulative affect of accounting change                    -            (.15)
                                                         ______        ______
  Basic net income (loss) per common share               $  .23        $ (.32)
                                                         ======        ======
  Diluted income (loss) before cumulative effect of
   accounting change                                     $  .22        $ (.15)(1)
  Cumulative affect of accounting change                    -            (.14)(1)
                                                         ______        ______
  Diluted net income (loss) per common share             $  .22        $ (.29)(1)
                                                         ======        ======

(1) Because the computation of diluted loss per common share was antidilutive, the diluted loss per common share reported for the three months ended March 1, 1998, was the same as basic loss per common share.


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